EXHIBIT 99.1

	FOR:	OshKosh B'Gosh, Inc.
	CONTACT:	David L. Omachinski Executive Vice President, Chief Operating Officer Chief Financial Officer OshKosh B'Gosh, Inc. 920-232-4140
For Immediate Release
Contact: Investor Relations: Cara O'Brien/Melissa Myron FD Morgen-Walke 212-850-5600

OSHKOSH B'GOSH, INC. REPORTS SECOND QUARTER 2003 RESULTS

Oshkosh, WI -- July 23, 2003 -- Oshkosh B'Gosh, Inc. (NASDAQ:GOSHA), today reported financial results for its second quarter ended July 5, 2003.

Second quarter net sales were $84.5 million compared to $84.1 million. Wholesale net sales increased 7.9% to $32.7 million due to a 17.0% increase in unit shipments that was partially offset by a decrease in average unit selling prices and increased margin support to wholesale customers. Retail net sales were $51.2 million versus $53.1 million last year. Lower average price points, a decline in store traffic and a highly promotion retail environment contributed to both the decline in net retail sales as well as the second quarter comparable store sales decrease of 8.2%. During the quarter, the Company opened two outlet stores for a total of 158 stores.

Gross margin declined to 36.3% compared to 42.8% last year. The downward margin pressure was primarily driven by continued selling price deflation which was not fully offset by product cost reductions, significantly increased margin support to the Company's wholesale customers and a higher level of closeout sales. Operating loss for the quarter was $2.9 million versus operating income of $2.3 million year-over-year. Net loss was $1.9 million, or $0.16 per diluted share, in the second quarter. This performance compares to net income of $1.3 million, or $0.10 per diluted share, in the second quarter of 2002.

For the six-month period, net sales were $183.8 million compared to $184.9 million in the prior year's period. Net loss totaled $0.6 million, or $0.05 per diluted share, versus net income of $7.0 million, or $0.55 per diluted share, last year.

Douglas W. Hyde, Chairman, President and Chief Executive Officer, said, "While our lower bottom-line results are disappointing, we are pleased with our ability to maintain our top line and protect our market share in this challenging economic and apparel industry environment, which demonstrates the power of our brand and the trust we have developed with our consumers. We continue to focus upon the aspects of our business that are under our control and are making progress towards ensuring a long and healthy future for our brand and continued value creation for our shareholders."

We are confident the strategies we have put in place and the investments we have made to deliver our consumers authentic and brand-right designs with a compelling price/value proposition, as well as our efforts to diversify and expand our distribution channels, will result in both top line growth and margin improvement as consumer spending rebounds. Until that time, we will continue to manage our business conservatively and focus upon controlling costs and maintaining a healthy and flexible balance sheet."

Mr. Hyde concluded, "As we enter our seasonally strongest third quarter, we now expect annual net sales to range between $425 and $438 million, with wholesale net sales between $172 and $180 million and retail net sales between $248 and $255 million. The continued promotional stance taken by retailers and industry-wide price deflation significantly impacted our gross margins in the second quarter. Looking ahead, we anticipate this trend will continue, albeit at a somewhat lesser degree in the second half of the year, for a full year gross margin contraction in the range of 260 to 320 basis points. We are excited about the launch of our Target licensing agreement and anticipate $1.7 million to $2.2 million in additional royalty income, primarily related to this program, in the second half of the year. On the bottom line, we currently project diluted earnings per share in the range of $1.60 to $1.75 for the full year."

During the quarter, the Company repurchased 9,000 shares of its Class A common stock. There are 432,700 shares remaining under the current stock repurchase program.

OshKosh B'Gosh will host a webcast of its second quarter results conference call today at 10:00 a.m., Eastern Time. Investors and the media are invited to listen to the call at the Company's web site, www.oshkoshbgosh.com. An archive of the webcast will be available on the same site.

OshKosh B'Gosh, Inc. is best known as a premier marketer of quality children's apparel and accessories, available in over 50 countries around the world. The Company is headquartered in Oshkosh, Wisconsin.

Statements contained herein that relate to the Company's future performance including, without limitation, statements with respect to the Company's anticipated financial position, results of operations or level of business for 2003 or any other future period, are "forward-looking statements" within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, which are generally indicated by words or phrases such as "plan", "estimate", "project", "anticipate", "the Company believes", "management expects", "currently anticipates", "intends", and similar phrases are based on current expectations only and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, projected, or estimated.

Among the factors that could cause actual results to materially differ include the level of consumer spending for apparel, particularly in the children's wear segment, the impact of deflation on children's wear apparel prices; risks associated with competition in the market place, including the financial condition of and consolidations, restructurings and other ownership changes in, the apparel and related products industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, and the Company's ability to remain competitive with respect to product, service and value; risks associated with the Company's dependence on sales to a limited number of large department and specialty store customers, including risks related to customer requirements for vendor margin support, as well as risks related to extending credit to large customers; risks associated with possible deterioration in the strength of the retail industry, including, but not limited to, business conditions and the economy, natural disasters, and the unanticipated loss of a major customer; risks related to the failure of Company suppliers to timely deliver needed raw materials, risks associated with importing its products using a global transportation matrix and the Company's ability to correctly balance the level of its commitments with actual orders; risks associated with terrorist activities as well as risks associated with foreign operations; risks related to the Company's ability to defend and protect its trademarks and other proprietary rights and other risks related to managing intellectual property issues. In addition, the inability to ship Company products within agreed time frames due to unanticipated manufacturing, distribution system or freight carrier delays or the failure of Company contractors to deliver products within scheduled time frames are risk factors in ongoing business. As a part of the Company's product sourcing strategy, it routinely contracts for apparel products produced by contractors in Asia, Mexico and Central America. If financial, political or other related difficulties were to adversely impact the Company's contractors in these regions, it could disrupt the supply of product contracted for by the Company.

The forward-looking statements included herein are only made as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

	OSHKOSH B'GOSH, INC. AND SUBSIDIARIES Summary of Net Sales (in millions)

	Domestic

	Wholesale	Retail	Other	Total

Three months ended:
July 5, 2003	$32.7	$51.2	$0.6	$84.5
June 29, 2002	30.3	53.1	0.7	84.1

Increase (decrease)	$2.4	$(1.9)	$(0.1)	$0.4

Percent increase (decrease)	7.9%	(3.6%)	(14.3%)	0.5%

Six months ended:
July 5, 2003	$83.2	$99.1	$1.5	$183.8
June 29, 2002	82.2	100.5	2.2	184.9

Increase (decrease)	$1.0	$(1.4)	$(0.7)	$(1.1)

Percent increase (decrease)	1.2%	(1.4%)	(31.8%)	(0.6%)

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
	July 5, 2003	December 28, 2002*

	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$11,864	$36,198
Accounts receivable	19,675	16,729
Inventories	72,488	57,114
Prepaid expenses and other current assets	4,169	1,685
Deferred income taxes	7,750	9,600

Total current assets	115,946	121,326

Property, plant and equipment	70,581	71,198
Less accumulated depreciation and amortization	44,677	43,421

Net property, plant and equipment	25,904	27,777

Non-current deferred income taxes	900	2,300
Other assets	4,446	4,351

Total assets	$147,196	$155,754

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$3,900	$--
Accounts payable	11,683	11,907
Accrued liabilities	30,404	38,396

Total current liabilities	45,987	50,303

Employee benefit plan liabilities	13,101	13,062

Shareholders' equity
Preferred stock	--	--
Common stock:
Class A	97	97
Class B	22	22
Retained earnings	88,151	92,290
Unearned compensation under restricted stock plan	(162)	(20)

Total shareholders' equity	88,108	92,389

Total liabilities and shareholders' equity	$147,196	$155,754

*Condensed from audited financial statements.

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended

	July 5, 2003	June 29, 2002	July 5, 2003	June 29, 2002

Net Sales	$84,546	$84,124	$183,833	$184,905

Cost of products sold	53,846	48,096	112,429	104,618

Gross profit	30,700	36,028	71,404	80,287

Selling, general and administrative expenses	35,527	35,963	76,345	73,356
Royalty income, net	(1,953)	(2,267)	(4,166)	(4,883)

Operating income (loss)	(2,874)	2,332	(775)	11,814

Other income (expense):
Interest expense	(183)	(391)	(257)	(820)
Interest income	54	183	96	309
Miscellaneous	28	24	(5)	(15)

Other income (expense) -- net	(101)	(184)	(166)	(526)

Income (loss) before income taxes	(2,975)	2,148	(941)	11,288

Income taxes (benefit)	(1,101)	816	(348)	4,289

Net income (loss)	$(1,874)	$1,332	$(593)	$6,999

Net income (loss) per common share
Basic	$(0.16)	$0.11	$(0.05)	$0.56
Diluted	$(0.16)	$0.10	$(0.05)	$0.55

Weighted average common shares outstanding
Basic	11,869	12,633	11,893	12,485
Diluted	12,010	12,894	12,020	12,804

Cash dividends per common share
Class A	$0.0700	$0.0600	$0.1400	$0.1200
Class B	$0.0600	$0.0525	$0.1200	$0.1050

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six-Month Period Ended

	July 5, 2003	June 29, 2002

Cash flows from operating activities
Net income (loss)	$(593)	$6,999
Depreciation and amortization	3,431	4,199
Deferred income taxes	3,250	2,500
Income tax benefit from stock options exercised	254	4,144
Items in net income (loss) not affecting cash and cash equivalents	149	(295)
Changes in current assets	(20,804)	1,007
Changes in current liabilities	(8,216)	(7,776)

Net cash provided by (used in) operating activities	(22,529)	10,778

Cash flows from investing activities
Additions to property, plant and equipment	(1,391)	(2,898)
Proceeds from disposal of assets	126	387
Changes in other assets	(375)	(270)

Net cash used in investing activities	(1,640)	(2,781)

Cash flows from financing activities
Short-term borrowings	3,900	--
Payment on long-term debt	--	(16,000)
Dividends paid	(1,622)	(1,464)
Net proceeds from issuance of common shares	358	6,560
Repurchase of common shares	(2,801)	--

Net cash used in financing activities	(165)	(10,904)

Net decrease in cash and cash equivalents	(24,334)	(2,907)

Cash and cash equivalents at beginning of period	36,198	29,322

Cash and cash equivalents at end of period	$11,864	$26,415